Exhibit 10.1
FIRST AMENDMENT TO EARNOUT AGREEMENT

This First Amendment dated November 19, 2007 (the “Amendment”), amends the Earnout Agreement dated as of January 18, 2006, by and between Joel Stephen Logan, II, Charles L. Murphree, Jr., John Steven Lawler, James David Shaw, William Joseph Aycock, Jr., Jerry Ray Cooper, Jr., Timothy Wayne Gann, and Jimmy Ray Hawkins (individually, a "Seller" and collectively, the “Sellers”), Deer Valley Homebuilders, Inc., an Alabama corporation ("DVHB"), and Deer Valley Corporation, a Florida corporation (“Deer Valley”), as successor to DeerValley Acquisitions Corp., a Florida corporation (the “Earnout Agreement”).

RECITALS

A.            Pursuant to the Common Stock Purchase Agreement dated November 1, 2005 (the "Purchase Agreement"), Sellers sold 100% of the issued and outstanding capital stock of DVHB to Deer Valley.

B.           The Purchase Agreement provided that a portion of the Purchase Price (as defined in the Purchase Agreement) was to be calculated and paid as an earnout based upon the net income before taxes of DVHB.

C.           Pursuant to the Earnout Agreement, the Sellers earned for the fourth quarter of 2005 and for the twelve month period ending December 31, 2006 an aggregate Annual Price Adjustment of $2,464,550, of which $1,232,275 was distributed to the Sellers in accordance with the terms of the Earnout Agreement, and $1,232,275 was recorded as a liability to the PATA and remains undistributed to the Sellers (the “2006 Undistributed PATA Accrual”).

D.           Pursuant to the Earnout Agreement, Sellers, DVHB, and Parent Company anticipate that the Annual Price Adjustment for the Earnout Year ending December 31, 2007 will equal approximately $1,535,450 (the “2007 Estimated PATA Accrual”), of which $767,725 will be available for distribution to the Sellers pursuant to the terms of the Earnout Agreement, and $767,725 will be recorded as an additional liability, increasing the PATA, and will remain undistributed to the Sellers.

E.           Sellers, DVHB, and Deer Valley wish to amend the Earnout Agreement to, among other matters, (a) provide for early release of $2,767,725, comprised of the 2006 Undistributed PATA Accrual and the 2007 Estimated PATA Accrual, in exchange for (b) the Sellers agreeing to accept, in lieu of cash, common stock of Deer Valley (“Common Stock”) for any remaining Annual Price Adjustments accrued after the Earnout Year ending December 31, 2007, subject to the price guarantee described in Section 1.5 below and restrictions provided for in Sections 1.3, 1.4 and 1.6 below.

F.           All capitalized terms not otherwise defined herein have the meaning ascribed to them in the Earnout Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, each Seller, DVHB, and Deer Valley agree as follows:

1.           Restated Article I.  Article I of the Earnout Agreement is hereby deleted in its entirety and replaced with the following:

ARTICLE I.
PRICE ADJUSTMENT

1.1           Release of Deferred Earnout Payments.  No later than December 31, 2007, Deer Valley shall make a $2,767,725 cash payment to the Sellers, comprised of the 2007 Estimated PATA Accrual and the 2006 Undistributed PATA Accrual.

1.2           Shares Deposits.  No later than December 10, 2007, Deer Valley shall issue to the Sellers, for deposit into escrow with Bush Ross, P.A. (the “Escrow Agent”), 2,000,000 shares of Common Stock to be held and released pursuant to Sections 1.4 and 1.6 below (the “Escrowed Shares”).  Contemporaneous with entering into this Amendment, the parties shall enter into an Escrow Agreement with the Escrow Agent.  Prior to vesting pursuant to Section 1.3 below, the Escrowed Shares may be voted by a majority of the Board of Directors.  Once  Escrowed Shares vest, the Sellers may vote such Vested Shares.

1.3           Annual Price Adjustment.  For each Earnout Year ending after December 31, 2007, the Sellers shall be entitled to a price adjustment in an amount equal to: (a) the Net Income Before Taxes of DVHB for such Earnout Year minus $1,000,000; multiplied by  (b) fifty (50%) percent (the “Annual Price Adjustment”).  The Annual Price Adjustment shall be determined annually on or before the earlier of: (y) twenty days (20) after the completion of the audit of Deer Valley’s financial statements for such Earnout Year; or (z) ninety days following the end of such Earnout Year.  The Sellers shall vest in that number of Escrowed Shares equal to the Annual Price Adjustment, divided by $1 (the “Vested Shares”).  For example, if the Net Income Before Taxes for a particular Earnout Year after 2007 is $3,000,000, then the Annual Price Adjustment for such Earnout Year will be $1,000,000, and the number of Escrowed Shares that will vest for such Earnout Year will be 1,000,000 shares of Common Stock.  Prior to the Distribution Date (as defined below), all Vested Shares will continue to be subject to forfeiture provisions in Section 1.6 below.

1.4           Release and Payments on the Distribution Date.  Within forty-five (45) days after the earlier of: (a) the determination of the Annual Price Adjustment for the 2013 fiscal year; or (b) the date that both (i) cumulative Annual Price Adjustments after 2007 equal $2,000,000 and (ii) the five (5) year term of each Employment Agreement has expired (the “Distribution Date”), DVHB shall release to each Seller an amount equal to the Vested Shares multiplied by the percentage (%) set forth next to such Seller’s name on Exhibit “A” attached hereto, as may be amended from time to time.  Any Escrowed Shares which have not vested by the Distribution Date shall be returned to Deer Valley for cancellation.  In no event shall cumulative Annual Price Adjustments accrued after 2007 exceed $2,000,000.

1.5           Price Guarantee. If the Trading Price (as defined below) on the Distribution Date is less than $1.00, then Deer Valley shall be obligated to pay to the Sellers an amount equal to $1.00 minus the Trading Price, multiplied by the number of Vested Shares (the “Price Guarantee Payment”).  The Price Guarantee Payment may be paid in cash or with shares of Common Stock, at Deer Valley’s option.  For example, if the Trading Price on the Distribution Date is $0.75, and there are 1,500,000 Vested Shares, then the Price Guarantee Payment would equal $375,000, which may be satisfied by the Company by issuing 500,000 shares of Common Stock or making a cash payment.

1.6           Forfeiture. If, before the Distribution Date, (a) Deer Valley or DVHB terminates a Seller’s employment for Cause (as defined in each Employment Agreement), (b) a Seller terminates his employment with DVHB prior to the five (5) year term of each Employment Agreement, or (c) a Seller breaches the terms of a Non-Competition Agreement (in each case, a “Forfeiture Event”), then, upon written notice by Deer Valley or DVHB to such Seller, such Seller (a “Forfeiting Seller”) shall have forfeited his interest in the Escrowed Shares and related Price Guarantee Payment, if any (the “Forfeited PATA Interest”). Upon a Forfeiture Event, (y) fifty (50%) percent of the Forfeited PATA Interest shall be immediately released from the Price Adjustment Target Account to Deer Valley, and (z) the remaining fifty (50%) percent of the Forfeited PATA Interest (including the Price Guarantee Payment, if any) shall be allocated to the remaining Seller’s pro-rata according to Exhibit “A”, as amended, and distributed accordingly on the Distribution Date.  Upon a Forfeiture Event, Exhibit “A” shall be deemed amended to reflect that the Forfeiting Seller’s interest has been allocated to the remaining Sellers, as follows: each remaining Seller’s percentage interest shall equal (i) the number of shares stated next to such Seller’s name on Exhibit “A,” divided by (ii) the total number of shares held by all Sellers less the shares held by the Forfeiting Seller.  Notwithstanding anything to the contrary, a Forfeiture Event shall not affect any cash distributions made prior to the date of the Forfeiture Event.

2.           Additional Definition.  The following definition is added to Section 4.1 of the Earnout Agreement:

“Trading Price” for a particular date (the “Determination Date”) shall mean the price determined by the first of the following clauses that applies: (a) if shares of Common Stock are traded on a national securities exchange (an “Exchange”), the weighted average of the closing sale price of a share of the Common Stock of the Company on the last five (5) trading days prior to the Determination Date reported on such Exchange as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day); (b) if shares of Common Stock are not traded on an Exchange but trade in the over-the-counter market and such shares are quoted on the National Association of Securities Dealers Automated Quotations System (“NASDAQ”), the weighted average of the closing sale price of a share of the Common Stock of the Company on the last five (5) trading days prior to the Determination Date reported on NASDAQ as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day); (c) if such shares are an issue for which last sale prices are not reported on NASDAQ, the average of the closing sale price, in each case on the last five (5) trading days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding Business Day on which there was such a price or quotation) prior to the Determination Date as reported by the Over the Counter Bulletin Board (the “OTCBB”), or any other successor organization; (d) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, the average of the closing sale price, in each case on the last five (5) trading days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding business day on which there was such a price or quotation) prior to the Determination Date as reported by  the "pink sheets" by the Pink Sheets, LLC, or any successor organization, (e) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, then the average of the high and low bid and asked price of any of the market makers for the Common Stock as  reported on the OTCBB or in the "pink sheets" by the Pink Sheets, LLC on the last five (5) trading days; or (e) in all other cases, the fair market value of a share of Common Stock as determined, in good faith, by a majority of the Board of Directors of the Company.

3.           Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.           Ratification.  The terms and conditions of the Earnout Agreement that have not been modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be executed in multiple original counterparts as of the date set forth above.

Deer Valley Corporation, a Florida corporation

By: /s/ Charles G. Masters
Charles G. Masters, President & CEO

Deer Valley Homebuilders, Inc., an Alabama corporation

By: /s/ Charles G. Masters
Charles G. Masters, Chairman of the Board

“Sellers”

/s/ Joel Stephen Logan, II
Joel Stephen Logan, II

/s/ Charles L. Murphree, Jr.
Charles L. Murphree, Jr.

/s/ John Steven Lawler
John Steven Lawler

/s/ James David Shaw
James David Shaw

/s/ William Joseph Aycock, Jr.
William Joseph Aycock, Jr.

/s/ Jerry Ray Cooper, Jr.
Jerry Ray Cooper, Jr.

/s/ Timothy Wayne Gann
Timothy Wayne Gann

/s/ Jimmy Ray Hawkins
Jimmy Ray Hawkins